Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION PROVIDES MARKET UPDATE AND REVISES FISCAL 2013 GUIDANCE

MILWAUKEE, July 26, 2013/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced that it expects to report net sales and earnings below the guidance provided for fiscal 2013.

•	Consolidated net sales for the fourth quarter and fiscal year 2013 are expected to be approximately $475 million and $1.86 billion, respectively

•	Production levels lowered in response to OEM production schedules to control inventories

•	U.S. sales in line with industry estimates for engines and products; Europe market softness continues

•	Engine market share in line with original guidance

•
Excluding charges related to restructuring actions, legal settlements, and other non-cash charges, revised fourth fiscal quarter and fiscal 2013 adjusted diluted earnings per share is estimated to be approximately $0.17 to $0.21 per share and $0.88 to $0.92 per share, respectively

•
Outlook for an improved fiscal 2014 on a strengthening U.S. lawn and garden market, lower channel inventories, and continued expansion and growth in certain international markets; European outlook remains cautious

“An extremely slow start to the spring lawn and garden season and a cautious approach to managing inventories after last year's drought has impacted the U.S. and European markets through the end of June,” commented Todd J. Teske, Chairman, President and CEO of Briggs & Stratton Corporation. “In response to the lower retail sales, almost all channel participants including mass retailers, dealers, and equipment OEMs have been cautiously managing inventories and therefore have been slow to re-order for the current season. Equipment OEMs have reduced production levels compared to last year and thus we reduced our engine production in the quarter negatively impacting absorption of plant operating costs in the near term,” continued Teske. “On a positive note, we have seen the retail market strengthening in May and June and continuing into July as we compare to last year's drought-impacted summer season and we believe inventory levels at our dealers are in great shape heading into our next fiscal year.”

Engines Segment:

•	Fourth fiscal quarter 2013 Engines segment net sales are expected to be approximately $300 million

•	Total engines shipped in the quarter were approximately 1.9 million units compared to approximately 2.1 million units in the prior year

•	Production totaled approximately 1.6 million units in the quarter compared to approximately 2.0 million in the prior year

•	Ending engine unit inventories were approximately 1.4 million compared to approximately 1.3 million units last year

Through the end of June 2013, the Company estimates that the retail market for walk and riding mowing equipment has decreased by approximately 3-5% compared to the last season. The lower retail sales due to a late spring in the U.S. and Europe have not yet recovered in the current season. Estimates of U.S. industry shipments to retailers of walk mowers are consistent with last year through June while shipments of riding mowers has increased by approximately 3%. The Company expects that by the end of the current season, retail sales of mowing equipment will be flat to slightly up for the season. Certain equipment OEMs have reduced inventories compared to the prior year in response to lower than anticipated retail sales.

Products Segment:

•	Fourth fiscal quarter 2013 Products segment net sales are expected to be approximately $203 million

•	Manufacturing throughput reduced 15% in the quarter compared to the prior year in order to control inventories

•	Domestic product inventories decreased by approximately $50 million compared to the prior year

•	Dealer inventories are below average of last several years

The majority of the decrease in net sales compared to the prior year is due to our previously announced decision to exit the sale of lawn and garden equipment to U.S. mass market retailers. This was partially offset by higher sales of lawn and garden equipment to our dealers in the U.S. and increased sales in Brazil due to our acquisition of Branco in December of 2012. Production levels in the products plants were also reduced to lower inventories resulting in lower absorption of fixed manufacturing costs in the near term.

Financial Position:

Net debt at June 30, 2013 is anticipated to be approximately $37 million. Expected cash flows from operations for fiscal 2013 is approximately $160 million.

The results discussed above are preliminary and therefore are subject to the completion of fiscal year end closing and auditing procedures including, but not limited to, the evaluation of goodwill and intangibles for potential impairment.

Conference Call Information:

There is no conference call scheduled in association with this announcement.

The Company is scheduled to announce its full results for the fourth fiscal quarter of 2013 and host its regulary quarterly conference call on August 15, 2013 at 10:00 AM (ET). A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1596431.

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including the revised guidance range for expected diluted earnings per share which excludes estimated charges related to restructuring actions, legal settlements and other non-cash charges. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles ("GAAP"). The revised guidance range for expected diluted earnings per share for fiscal 2013, excluding estimated charges related to restructuring, legal settlements and other non-cash charges is a financial measure that is not defined by GAAP and should be viewed in addition to, and not in lieu of diluted earnings per share and other financial measures on a GAAP basis. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America's number one manufacturer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.